UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  *

Name of Issuer:  Paul-Son Gaming Inc.

Title of Class of Securities: Common Stock

CUSIP Number: 703578104


  (Date of Event Which Requires Filing of this Statement)

                    September 15, 2001

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 38388F108

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Magnet Fund, L.P.

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          190,100

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          190,100

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          190,100

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)

          5.51%

12. Type of Reporting Person

          PN

CUSIP Number: 38388F108

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Magnet Management, L.L.C.

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          190,100

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          190,100


9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          190,100

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)

          5.51%

12. Type of Reporting Person

          OO

CUSIP Number: 38388F108

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Jordan Kimmel

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States of America

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          17,000

6.  Shared Voting Power:

          190,100

7.  Sole Dispositive Power:

          17,000

8.  Shared Dispositive Power:

          190,100

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          207,100

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)

          6%

12. Type of Reporting Person

          HC

Item 1(a) Name of Issuer:  Paul-Son Gaming Inc.

      (b) Address of Issuer's Principal Executive Offices:

          1700 Industrial Road
          Las Vegas, NV  89102

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Magnet Fund, L.P.
          Magnet Management, L.L.C.
          Jordan Kimmel
          1201 Sussex Turnpike
          Suite 202
          Randolph, NJ  07869

          Magnet Fund, L.P. - Delaware limited
          partnership

          Magnet Management, L.L.C. - Delaware limited liability company

          Jordan Kimmel - United States of America

    (d)   Title of Class of Securities:  Common Stock

    (e)   CUSIP Number: 703578104

Item 3. If this statement is filed pursuant to Rule 13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

Item 4.  Ownership.

         (a) Amount Beneficially Owned: Magnet Fund, L.P. and
             Magnet Management, L.L.C. - 190,100 shares; Jordan
             Kimmel - 207,100 shares

         (b) Percent of Class: Magnet Fund, L.P. and Magnet
             Management, L.L.C. - 5.51%; Jordan Kimmel - 6%

         (c) Magnet Fund, L.P. and Magnet Management, L.L.C.:
             190,100 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 190,100 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             Jordan Kimmel: 190,100 shares with shared power to vote or to direct the vote; 207,100 shares with sole power to vote or to direct the vote; 190,100 shares with shared power to dispose or to direct the disposition of; 207,100 shares with sole power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the Parent
         Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10.

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         MAGNET FUND, L.P.

                         By: Magnet Management, L.L.C.
                             General Partner

                         By:
                             /s/ Jordan Kimmel
                             Jordan Kimmel
                             Managing Member


                         MAGNET MANAGEMENT, L.L.C.

                         By:
                             /s/ Jordan Kimmel
                             Jordan Kimmel
                             Managing Member


                         By:
                             /s/ Jordan Kimmel
                             Jordan Kimmel

October 25, 2001
_________________
Date













                               11
01796001.AE1

                                                        Exhibit A





                         AGREEMENT

         The undersigned agree that this Schedule 13G dated

October 25, 2001 relating to the Common Stock of Paul-Son

Gaming Inc. shall be filed on behalf of the undersigned.


                        MAGNET FUND, L.P.

                        By: Magnet Management, L.L.C.
                            General Partner

                        By:
                            /s/ Jordan Kimmel
                            Jordan Kimmel
                            Managing Member


                        MAGNET MANAGEMENT, L.L.C.

                        By:
                            /s/ Jordan Kimmel
                            Jordan Kimmel
                            Managing Member


                        By:
                            /s/ Jordan Kimmel
                            Jordan Kimmel
















01796001.AE1